UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Duke Realty Corporation

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600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000

March 19, 2008

Dear Shareholder:

The Board of Directors and officers of Duke Realty Corporation join me in extending to you a cordial invitation to attend our annual meeting of shareholders. This meeting will be held on Wednesday, April 30, 2008, at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204. To reserve your seat at the annual meeting, please call 800-875-3366 or send an e-mail to ir@dukerealty.com. As in past years, we believe that both the shareholders and management of Duke Realty Corporation can gain much through participation at this meeting. Our objective is to make it as informative and interesting as possible.

The formal notice of this annual meeting and the proxy statement appear on the following pages. We hope that you will make plans to attend this meeting. Whether or not you attend, we urge you to vote by mail, by telephone or on the Internet in order to ensure that we record your votes on the business matters presented at the annual meeting.

We look forward to seeing you on April 30th.

Sincerely,

Dennis D. Oklak
Chairman and Chief Executive Officer

600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 30, 2008

Notice is hereby given that the Annual Meeting of Shareholders, or the Annual Meeting, of Duke Realty Corporation, or the Company, will be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, on Wednesday, April 30, 2008, at 3:00 p.m. local time. At this meeting, the shareholders will be asked to act on the following:

1. To elect twelve directors to serve on the Company’s Board of Directors for a one-year term ending at the annual meeting of shareholders in 2009;

2. To ratify the reappointment by the Board of Directors of KPMG LLP as the Company’s independent public accountants for the calendar year 2008; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on Monday, March 3, 2008 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum.

YOUR VOTE IS IMPORTANT!

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits the Company by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at the above address, (ii) submitting to the Company a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 10, 2008.

When you submit your proxy, you authorize Dennis D. Oklak or Howard L. Feinsand or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, to vote for the election of the director nominees, for the appointment of the independent auditors for 2008, and to vote on any adjournments or postponements of the Annual Meeting. The Company’s Annual Report for the year ended December 31, 2007 is also enclosed.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to be Held on April 30, 2008
This proxy statement and the Company’s Annual Report of Form 10-K are available at http://www.dukerealty.com/2008annual meeting.

By order of the Board of Directors,

Howard L. Feinsand
Executive Vice President,
General Counsel and Corporate Secretary

Indianapolis, Indiana
March 19, 2008

600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000
QUESTIONS AND ANSWERS

PROXY STATEMENT
FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

Why did I receive this proxy?

The Board of Directors of Duke Realty Corporation, or the Company, is soliciting proxies to be voted at its 2008 Annual Meeting of Shareholders, or the Annual Meeting. The Annual Meeting will be held Wednesday, April 30, 2008, at 3:00 p.m. local time at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204. For driving directions to the Annual Meeting, please call 800-875-3366. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

When was this proxy statement mailed?

This proxy statement, the enclosed proxy card and the Annual Report were mailed to shareholders beginning on or about March 19, 2008.

Who is entitled to vote?

All shareholders of record as of the close of business on Monday, March 3, 2008, or the Record Date, are entitled to vote at the Annual Meeting.

What are the quorum requirements for the Annual Meeting?

In order for any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present. As of the Record Date, 146,463,053 shares of common stock were issued and outstanding.

How many votes do I have?

Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration.

How do I vote?

By Mail:	Vote, sign, date your proxy card and mail it in the postage-paid envelope.
In Person:	Vote at the Annual Meeting.
By Telephone:	Call toll-free 800-776-9437 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.
Via Internet:	Log on to www.voteproxy.com and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.

How do I vote my shares that are held by my broker?

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.

What am I voting on?

You will be voting on the following proposals:

Proposal One: The election of twelve directors to serve on the Company’s Board of Directors for a one-year term ending at the annual meeting of shareholders in 2009.

Proposal Two: The ratification of the reappointment by the Board of Directors of KPMG LLP, or KPMG, as the Company’s independent public accountants for the calendar year 2008.

Will there be any other items of business on the agenda?

The Board of Directors is not presently aware of any other items of business to be presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Dennis D. Oklak and Howard L. Feinsand with respect to any other matters that might be brought before the meeting. Those persons intend to vote your proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, and will have the same effect as a vote against the nominee.

The approval of the reappointment of KPMG as the Company’s independent public accountants for 2008 requires the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are counted towards a quorum, but will not be treated as a vote against the reappointment and, accordingly, will have no effect on the majority vote required.

If any shareholder proposal is properly presented at the Annual Meeting, approval of the shareholder proposal will require the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote. Abstentions are counted towards the tabulation of votes and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy in favor of (FOR) Proposals One and Two.

What if I want to change my vote after I return my proxy?

You may revoke your proxy at any time before its exercise by:

(i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240;

(ii) submitting to the Company a duly executed proxy card bearing a later date;

(iii) voting via the Internet or by telephone at a later date; or

(iv) appearing at the Annual Meeting and voting in person;

provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 10, 2008.

Will anyone contact me regarding this vote?

It is contemplated that brokerage houses will forward the proxy materials to shareholders at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. The Company reserves the right to engage solicitors and pay compensation to them for the solicitation of proxies.

Who has paid for this proxy solicitation?

The Company will bear the cost of preparing, printing, assembling and mailing the proxy, proxy statement and other materials that may be sent to shareholders in connection with this solicitation. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

How do I submit a proposal for the annual meeting of shareholders in 2009?

If a shareholder wishes to have a proposal considered for inclusion in the proxy statement for the 2009 annual meeting, he or she must submit the proposal in writing to the Company (Attention: Howard L. Feinsand, Corporate Secretary) so that the Company receives the proposal by November 19, 2008. Shareholders also are advised to review the Company’s by-laws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

The Board of Directors of the Company will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2009 annual meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which the Company is not properly notified at its principal executive offices on or before 60 days prior to the 2009 annual meeting, and also retain such authority under certain other circumstances.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

How do I receive future proxy materials electronically?

If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports electronically. To do so, please log on to www.voteproxy.com and click on “Enroll to receive mailings via e-mail.” You will need to refer to the company number and the account number on the proxy card. If you later wish to receive the statements and reports by regular mail, this e-mail enrollment may be cancelled.

Can I find additional information on the Company’s website?

Yes. The Company’s website is located at http://www.dukerealty.com. Although the information contained on the Company’s website is not part of this proxy statement, you can view additional information on the website, such as the Company’s code of conduct, corporate governance guidelines, charters of board committees and reports that the Company files and furnishes with the Securities and Exchange Commission, or the SEC. A copy of the Company’s code of conduct, corporate governance guidelines and charters of board committees also may be obtained by written request addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of twelve members. Based on the recommendation of the Corporate Governance Committee, the Board of Directors has nominated all of the current directors for re-election to serve for one-year terms that will expire at the Company’s 2009 annual meeting of shareholders or until their successors have been elected and qualified. The Board of Directors has also designated Dennis D. Oklak to continue to serve as Chairman of the Board of Directors.

No security holder that held a beneficial ownership interest in the Company’s common stock of five percent (5%) or more for at least one year recommended any candidates to serve on the Board of Directors.

The Company’s Board of Directors believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. If the Board of Directors does not propose another director nominee prior to or at the Annual Meeting, the Board of Directors, by resolution, may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to be named in this proxy statement and to serve if elected.

The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, and will have the same effect as a vote against the nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED BELOW FOR DIRECTOR.

Nominees for Election as Directors

Barrington H. Branch, Age 67
Mr. Branch has served as President of The Branch-Shelton Company, LLC, a private investment banking firm, since 1998. From October 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, a wholly owned U.S. real estate investment subsidiary of Pensioenfonds PGGM. He has served as a director of the Company since 1999.

Geoffrey Button, Age 59
Mr. Button has been engaged as an independent real estate and financing consultant since 1995. Prior to December 1995, he was the Executive Director of Wyndham Investments, Ltd., a property holding company of Allied Domecq Pension Funds. Mr. Button has served as a director of the Company since 1993.

William Cavanaugh III, Age 69
Mr. Cavanaugh has served as the Chairman of the World Association of Nuclear Operators (WANO) since 2004. He retired as Chairman of Progress Energy in May 2004 and as Chief Executive Officer in March 2004, posts he held since August 1999. He previously served as President and Chief Executive Officer of Carolina Power & Light Company (CP&L), one of the predecessors to Progress Energy, Inc., from October 1996 to August 1999 and as President and Chief Operating Officer of CP&L from September 1992 to October 1996. He has served as a director of the Company since 1999.

Ngaire E. Cuneo, Age 57
Ms. Cuneo has been a partner of Red Associates, LLC, a venture capital firm in the financial services sector, since 2002. Ms. Cuneo also has served as an Executive Vice President of Forethought Financial Group since 2006. Ms. Cuneo served as a consultant to Conseco, Inc. from March 2001 through December 2001. From 1992 through March 2001, she was an Executive Vice President of Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Ms. Cuneo has served as a director of the Company since 1995. The Board of Directors has determined that Ms. Cuneo qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Charles R. Eitel, Age 58
Mr. Eitel has served as Chairman and Chief Executive Officer of The Simmons Company, an Atlanta based manufacturer of mattresses, since 2000. Prior to that time, Mr. Eitel worked for a number of companies in various capacities, including, but not limited to, president, chief operating officer, and other similar roles. He currently serves on the board of directors of The Simmons Company and American Fidelity Assurance. He has served as a director of the Company since 1999.

R. Glenn Hubbard, Ph.D., Age 49
Dr. Hubbard has served as the Dean of Columbia University Graduate School of Business since 2004. A Columbia faculty member since 1988, he is also the Russell L. Carson Professor of Finance and Economics. Dr. Hubbard is a member of the Panel of Economic Advisers for the Congressional Budget Office, and is a visiting scholar and Director of the Tax Policy Program for the American Enterprise Institute. Dr. Hubbard also serves as a director for ADP, Inc., KKR Financial Corporation, BlackRock Closed-End Funds, MetLife and Metropolitan Life Insurance Company, Information Services Group, and Ripplewood Holdings. In addition, Dr. Hubbard was Chairman of the President’s Council of Economic Advisers from 2001 to 2003. Dr. Hubbard has served as a director of the Company since 2005.

Martin C. Jischke, Ph.D., Age 66
Dr. Jischke served as President of Purdue University from 2000 to 2007. From 1991 to 2000, Dr. Jischke served as President of Iowa State University. Dr. Jischke also served as chancellor of the University of Missouri-Rolla from 1986 to 1991. He serves as a director and Chairman of Wabash National Corporation, one of the leading manufacturers of truck trailers and composite trailers and as a director of Vectren Corporation, an energy company serving Indiana and Ohio. Dr. Jischke has served as a director of the Company since 2004.

L. Ben Lytle, Age 61
Mr. Lytle is currently an independent management and healthcare industry consultant. Previously, he served as Chairman and Chief Executive Officer of AXIA Health Management, LLC, a health and wellness company, from November 2004 through December 2006. Prior to AXIA, Mr. Lytle was a non-executive Chairman of the Board of Wellpoint Inc. (formerly known as Anthem, Inc.), a national insurance and financial services firm, from November 1999 to May 2003. Mr. Lytle served as Anthem’s Chairman of the Board and Chief Executive Officer from May 1989 through November 1999. Mr. Lytle has served as a director of the Company since 1996, serves as the chairman of the Company’s Corporate Governance Committee, and is the Company’s Lead Director. Mr. Lytle also serves on the boards of Healthways, Inc. and Monaco Coach Corporation.

William O. McCoy, Age 74
Mr. McCoy has been a partner of Franklin Street Partners, an investment management firm in Chapel Hill, North Carolina since 1997. From April 1999 to August 2000, Mr. McCoy served as Interim Chancellor of the University of North Carolina at Chapel Hill. Mr. McCoy was Vice President-Finance for the University of North Carolina from February 1995 to November 1998. He retired as Vice Chairman of Bell South Corporation in December 1994. He has served as a director of the Company since 1999. Mr. McCoy also serves on the board of trustees of North Carolina Capital Management Trust.

Dennis D. Oklak, Age 54
Mr. Oklak was named Chief Executive Officer of the Company in April 2004, and was elected Chairman of the Board of Directors in April 2005. Mr. Oklak joined the Company in 1986 and served in various officer positions with the Company from that time until his appointment as Chief Executive Officer. The prior roles include Vice President and Treasurer, Executive Vice President and Chief Administrative Officer, and President and Chief Operating Officer. He is also a member of the board of directors of recreational vehicle manufacturer Monaco Coach Corporation and the board of directors of the Central Indiana Corporate Partnership. Mr. Oklak also serves on the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. Mr. Oklak has served as a director of the Company since 2004.

Jack R. Shaw, Age 65
Since August 2002, Mr. Shaw has been the Vice President and Treasurer of the Regenstrief Foundation. From 1986 to June 2002, Mr. Shaw served as managing partner of the Indianapolis office of Ernst & Young. He has served as a director of the Company since 2003. Mr. Shaw serves or has served on the board of directors of many community organizations including the Arts Council of Indianapolis, the Indianapolis Chamber of Commerce, the Indianapolis Convention and Visitors Association, the Children’s Museum of Indianapolis, United Way of Central Indiana, and the Central Indiana Corporate Partnership. In addition, Mr. Shaw serves on the Dean’s Advisory Council of the Indiana University Kelley School of Business. The Board of Directors has determined that Mr. Shaw, who serves as chairman of the Company’s Audit Committee, qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Robert J. Woodward, Jr., Age 66
Mr. Woodward has served as a director of the Company since 2002. From 1995 to 2002, he was Executive Vice President — Chief Investment Officer of Nationwide group of companies, which is one of the largest insurance and financial service organizations in the world. Mr. Woodward currently serves as Chairman of the Board of The Palmer-Donavin Manufacturing Company, a regional building materials distribution company based in Columbus, Ohio. He has held this position since 1997. Mr. Woodward also serves on the Pension Management and Investment Council of Battelle Memorial Institute and as a member of the board of directors of ProCentury Corporation, a specialty property and casualty insurance holding company. The Board of Directors has determined that Mr. Woodward qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Lead Director

Mr. Lytle serves as the Lead Director of the Company’s Board of Directors. In that capacity, among other things, Mr. Lytle chairs the Company’s Corporate Governance Committee and presides over executive sessions of the Company’s non-management directors, which are held at least quarterly, and communicates to the Chief Executive Officer the results of such sessions. In establishing the position of Lead Director, the Company seeks for the Board of Directors to have an appropriate balance between the powers of the Chief Executive Officer and those of the non-management directors.

Independent Directors

Under the Company’s articles of incorporation, at least a majority of the directors must consist of persons who are “unaffiliated directors,” which means only those persons who are not officers or employees of the Company or any of its affiliates. Commencing with the annual meeting of shareholders in 2005, this requirement increased to seventy-five (75%). Because none of Mr. Branch, Mr. Button, Mr. Cavanaugh, Ms. Cuneo, Mr. Eitel, Dr. Hubbard, Dr. Jischke, Mr. Lytle, Mr. McCoy, Mr. Shaw nor Mr. Woodward is currently an officer or employee of the Company or any of its affiliates, over ninety percent (90%) of the Company’s current Board of Directors consists of unaffiliated directors.

In addition, under the enhanced corporate governance listing standards of the New York Stock Exchange, or the NYSE, at least a majority of the Company’s directors, and all of the members of the Company’s Audit Committee, Executive Compensation Committee and Corporate Governance Committee, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In January 2008, the Board of Directors undertook a review of director independence. During this review, the Board of Directors considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards.

Based on the review, the Board of Directors has determined that all of the directors, except Mr. Oklak, are independent under the listing standards of the NYSE.

BOARD COMMITTEES

The Board of Directors has four standing committees, with each committee described below. The members of each committee are also listed below. The committees consist solely of independent directors.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports, and other operating controls of the Company. The Audit Committee also is responsible for the selection of the independent auditors and oversees the auditors’ activities. In addition, the committee supervises and assesses the performance of the Company’s internal auditing department.

Each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the listing standards of the NYSE. The Audit Committee operates under a written charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. In addition, the Investor Relations/Corporate Governance section of the Company’s website contains information regarding procedures established by the Audit Committee for the submission of complaints or concerns about the Company’s accounting, internal accounting controls or auditing matters.

The Board of Directors has determined that each of Ms. Ngaire E. Cuneo, Mr. Jack R. Shaw, and Mr. Robert J. Woodward, Jr. is an “audit committee financial expert” as defined under the applicable rules of the SEC.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to make recommendations to the Board of Directors regarding corporate governance policies and practices, recommend criteria for membership on the Board of Directors, nominate members to the Board of Directors and make recommendations to the Board of Directors concerning the members, size and responsibilities of each of the committees.

In determining appropriate candidates to nominate to the Board of Directors and in considering shareholder nominees, the Corporate Governance Committee generally weighs the age, expertise, business experience, character and other board memberships of the candidate. The Board of Directors requires that at least one member of the Board of Directors should meet the criteria for an “audit committee financial expert” as defined under the rules of the SEC. The Corporate Governance Committee may employ a search firm to identify director candidates. In nominating members to the Board of Directors, the Corporate Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Company’s by-laws state that the committee must consider such nominees so long as the recommendation is submitted to the Company’s Corporate Secretary at least one hundred and twenty (120) calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or if the date of the annual meeting of shareholders changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Company’s Corporate Secretary not fewer than the later of (i) one hundred fifty (150) calendar days prior to the date of the contemplated annual meeting or (ii) the date which is ten (10) calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting. The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any such recommendation for any reason. Shareholder nominations should contain a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating person’s share ownership.

The Corporate Governance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Executive Compensation Committee

The Executive Compensation Committee reviews and approves the compensation of the Chief Executive Officer and other executive officers of the Company (as designated by the Board of Directors from time to time), and oversees the Company’s compensation strategies, programs, plans and policies. It also oversees the administration of all Company benefit plans. In addition, the committee reviews, approves and recommends for adoption by the Board of Directors the individual elements of compensation for the executive officers and directors of the Company. The Executive Compensation Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Finance Committee

The Finance Committee reviews the current and long-term capital raising strategies and policies of the Company, including significant borrowings, the issuance and redemption of preferred and common stock, the establishment and payment of dividends and other significant financial transactions. The committee also reviews and authorizes property developments, property acquisitions, property dispositions and lease transactions exceeding certain threshold amounts established by the Board. The Finance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

2007 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The table below provides current membership and meeting information for each of the Board committees during 2007.

			Executive		Corporate
	Board	Audit	Compensation	Finance	Governance

Mr. Branch	Member		Member
Mr. Button	Member	Member		Member
Mr. Cavanaugh	Member				Member
Ms. Cuneo	Member	Member		Member
Mr. Eitel	Member		Chair
Dr. Hubbard	Member		Member
Dr. Jischke	Member		Member
Mr. Lytle	Lead Director				Chair
Mr. Oklak	Chair
Mr. McCoy	Member				Member
Mr. Shaw	Member	Chair		Member
Mr. Woodward	Member	Member		Chair
Number of 2007 Meetings	4	6	5	7	4

The independent directors met separately in executive sessions four times in 2007, in addition to the committee meetings noted above. As Lead Director, Mr. Lytle presided over each of these executive sessions.

Majority Voting Policy for Director Elections

In January 2006, the Board of Directors voted to amend the Company’s corporate governance guidelines in order to adopt a majority voting policy. In any non-contested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, or a Majority Withheld Vote, shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board of Directors will act on the recommendation of the Corporate Governance Committee.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board of Directors action regarding whether to accept the resignation offer.

If each member of the Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them.

If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Communications from Shareholders

As required by the listing standards established by the NYSE, the Company provides a procedure for the Board of Directors to accept communications from shareholders of the Company that are reasonably related to protecting or promoting legitimate shareholder interests. Such procedure can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. The Company believes that providing a method for interested parties to communicate with the non-management directors of the Board of Directors and/or the entire Board of Directors provides a more confidential, candid and efficient method of relaying any interested parties’ concerns or comments. Such communications should be directed to the non-management directors by writing to: Non-Management Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240. Communications should be directed to the entire Board of Directors by writing to: Board of Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240.

Attendance at Board Meetings and the Annual Meeting

In 2007, all directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors, including meetings of the committees of which they were members, except for Dr. Hubbard, who attended 60% of the Executive Compensation Committee meetings. The Company encourages all of its directors to attend the Annual Meeting and, in 2007, all directors attended such meeting.

DIRECTOR COMPENSATION

The Company does not pay directors who are also employees of the Company additional compensation for their services as directors. The non-employee directors currently are entitled to receive the following compensation:

•	$60,000 per year paid quarterly in shares of the Company’s common stock, or the Annual Retainer Fee;

•	$3,500 for attendance at each meeting of the Board of Directors, whether telephonically or in person;

•	$1,000 for participation in each meeting, whether telephonically or in person, of the committees of the Board of Directors, not held in conjunction with a quarterly Board of Directors meeting;

•	$10,000 as an annual supplemental retainer for the chairman of the Audit Committee and $6,500 for all other committee chairs; and

•	$2,000 as an annual supplemental retainer for the Lead Director.

The directors are also reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board of Directors and its committees or other Company functions at which the Chairman of the Board and the Chief Executive Officer requests the non-employee directors to participate. The Company does not provide any perquisites or other personal benefits or property to directors for which the aggregate value would exceed $10,000.

Each non-employee director also receives an annual grant of restricted stock units pursuant to the Company’s 2005 Non-Employee Director Compensation Plan. These awards currently have the following terms:

•	The grant date is February 10th of each year.

•	The awards vest in full on the first anniversary of the grant date.

•	The number of restricted stock units awarded is determined by dividing the annual grant value of $45,000 by the closing stock price on the date of grant.

Newly appointed non-employee directors are entitled to a one-time grant of restricted stock units, or RSUs, valued at $50,000. These awards vest in full on the second anniversary of the date of grant.

Pursuant to the Company’s 2005 Non-Employee Directors’ Compensation Plan, non-employee directors may elect to receive all or a portion of their Board attendance fees in shares of the Company’s common stock rather than in cash. The number of shares any such non-employee director receives is equal to the attendance fee otherwise payable divided by the closing price of the common stock on the date the fee was earned.

Non-employee directors may elect to defer receipt of all or a portion of the director fees (except committee meeting fees) payable in cash, stock or RSUs pursuant to the Company’s Directors’ Deferred Compensation Plan. The deferred fees and earnings thereon are to be paid to the directors after they cease to be members of the Board. Deferred fees that are otherwise payable in shares of the Company’s common stock must be invested in a “deferred stock account.” Annual cash fees may be deferred in either a deferred stock account or an “interest account.”

•	Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in shares of the Company’s common stock. Funds in this account are credited as hypothetical shares of the Company’s common stock based on the market price at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be paid and reinvested in additional hypothetical shares based upon the market price of the Company’s common stock on the date the dividends are paid. Actual shares are only issued when a director ends his or her service on the Board of Directors.

•	Interest Account. Through December 31, 2007, amounts in this account earned interest at a rate equal to one hundred and twenty percent (120%) of the long-term applicable federal rate, as published by the Internal Revenue Service.

The following table sets forth compensation information for all of the Company’s directors for the fiscal year ended December 31, 2007:

Director Compensation Table for 2007

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)	($) (1)(3)(4)	($)(1)(3)	($)(2)	($)

Mr. Branch	15,000	115,187	2,309	3,622	136,118
Mr. Button	19,000	116,763	2,309	4,005	142,077
Mr. Cavanaugh	14,000	115,187	2,309	3,622	135,118
Ms. Cuneo	19,000	116,763	2,309	4,005	142,077
Mr. Eitel	21,500	115,187	2,309	3,622	142,618
Dr. Hubbard	10,500	114,199	—	4,139	128,838
Dr. Jischke	15,000	113,269	3,142	3,238	134,649
Mr. Lytle	20,000	116,763	2,309	4,005	143,077
Mr. McCoy	14,000	115,187	2,309	3,622	135,118
Mr. Shaw	28,000	114,092	3,247	3,365	148,704
Mr. Woodward	25,500	114,704	2,965	3,495	146,664

(1)	The compensation amounts included for equity-based awards represent the compensation cost recognized for financial statement purposes under the Financial Accounting Standards Board Statement of Financial Standards No. 123, as revised, or FAS 123R. Compensation for stock awards includes the amounts expensed on the financial statements for the following share-based payments: (i) Annual Retainer Fees; (ii) Dividend Increase Unit Replacement Plan, or DIURP, units (see footnote (3), Item (b) below for additional information regarding DIURP units); and (iii) RSUs. This figure reflects only the amount of the expense recognized in 2007 with respect to option grants and stock awards made in previous years. The assumptions made in the valuation of these awards are contained in the footnote captioned “Stock Based Compensation” to the Company’s consolidated financial statements in our Form 10-K for the year ended December 31, 2004.

(2)	Amount represents the vested value of dividend equivalents earned on RSUs in 2007.

(3)	The following table sets forth the aggregate number of outstanding option and stock awards for the Company’s directors as of the fiscal year ended December 31, 2007. The table also includes the outstanding number of Dividend Increase Units, or DIUs:

	Number of	Number of	Number of	Number of
	Option Awards	Restricted Stock	DIU Awards	DIURP Awards
Name	(a)	Unit Awards	(b)	(b)

Mr. Branch	12,865	1,831	5,000	7,500
Mr. Button	20,583	1,987	12,500	7,500
Mr. Cavanaugh	10,292	1,831	5,000	7,500
Ms. Cuneo	20,583	1,987	12,500	7,500
Mr. Eitel	5,146	1,831	5,000	7,500
Dr. Hubbard	—	2,151	—	—
Dr. Jischke	5,145	1,675	—	5,000
Mr. Lytle	20,583	1,987	12,500	7,500
Mr. McCoy	19,965	1,831	5,000	7,500
Mr. Shaw	7,718	1,727	1,000	6,500
Mr. Woodward	10,291	1,778	2,500	7,500

(a)	No stock options were issued to directors during 2007, as the Company no longer issues such long-term awards to its non-employee directors.

(b)	The Company granted awards under the 1995 Dividend Increase Units Plan from 1995 to 2004. DIUs granted to directors vested over a five-year period at twenty percent (20%) per year and were exercisable at the participant’s election over a 10-year term. The value of each DIU on the date of exercise is determined by calculating the dividend yield at the date the DIU was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such dividend yield. In 2005, the enactment of Section 409A of the United States Internal Revenue Code, or the Code, adversely affected the tax treatment of nonvested DIUs. As a result, all nonvested DIU awards were replaced in 2005 with a substitute award under the DIURP with substantially identical terms, except that the value of the awards is automatically paid upon vesting. DIU awards are payable in cash while DIURP awards are payable in shares of the Company’s common stock. The above table reflects the number of outstanding DIU and DIURP awards held by each director as of December 31, 2007. No DIUs and DIURP awards were granted during 2007 as the Company no longer issues such awards.

(4)	The following table summarizes the value of grants of plan-based, equity awards made to directors during 2007. For equity-based awards, these amounts represent the full grant date fair value of the awards as computed under FAS 123R:

	Annual	Restricted
Name	Retainer Fees	Stock Units

Mr. Branch	$60,000	$45,000
Mr. Button	60,000	45,000
Mr. Cavanaugh	60,000	45,000
Ms. Cuneo	60,000	45,000
Mr. Eitel	60,000	45,000
Dr. Hubbard	60,000	45,000
Dr. Jischke	60,000	45,000
Mr. Lytle	60,000	45,000
Mr. McCoy	60,000	45,000
Mr. Shaw	60,000	45,000
Mr. Woodward	60,000	45,000

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, or the Audit Committee, is composed of four directors, each of whom is independent under Securities and Exchange Commission, or SEC, Rule 10A-3 and the listing standards of the New York Stock Exchange. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. The Board of Directors has determined that each of Mr. Jack R. Shaw, Ms. Ngaire E. Cuneo and Mr. Robert J. Woodward, Jr. is an “audit committee financial expert” as defined by the rules of the SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP, or KPMG, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department and KPMG. The Audit Committee met with management and KPMG to review and discuss the Company’s 2007 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 Audit Committee Communications. Management and KPMG also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the Company’s critical accounting policies; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. In addition, the Audit Committee received written disclosures from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed KPMG’s independence. The Audit Committee pre-approved all audit, audit-related and permitted non-audit services provided by KPMG to the Company and the related fees for such services, and has concluded that such services are compatible with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the SEC.

Audit Committee
Jack R. Shaw, Chair
Geoffrey Button
Ngaire E. Cuneo
Robert J. Woodward, Jr.

The information contained in the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

FEES PAID TO INDEPENDENT ACCOUNTANTS

The Company incurred the following fees for services rendered by KPMG, the Company’s independent accountants, during 2007 and 2006:

Audit Fees:  $817,288 for 2007 and $1,035,420 for 2006.

Audit-Related Fees:  $16,500 for 2007 and $15,000 for 2006. These fees include employee benefit plan audits and other accounting related consultation.

Tax Fees:  None.

All Other Fees:  None.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to KPMG for non-audit related services. Under that policy, the committee pre-approved the following services:

•	Audits of the Company’s employee benefit plans in an amount not to exceed $40,000 per year; and

•	Accounting and compensation consulting services in an amount not to exceed $20,000 per year.

Any services in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chair, with a review by the Audit Committee at its next scheduled meeting.

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended December 31, 2007. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of the Company’s financial statements were compatible with the maintenance of independence of KPMG as the Company’s independent public accountants.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Each member of our Executive Compensation Committee is independent, as determined by our Board of Directors and based on the NYSE listing standards. As members of the Executive Compensation Committee, we have primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the Company. As part of that responsibility, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such reviews and discussions, we recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in this proxy statement.

Compensation Committee
Charles R. Eitel, Chair
Barrington H. Branch
Dr. R. Glenn Hubbard
Dr. Martin C. Jischke

The information contained in the Report of the Executive Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Executive Compensation Committee consists of four independent directors: Messrs. Eitel, Branch, Hubbard and Jischke. No member of the Executive Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” is a series of tables containing specific data about the compensation earned in 2007 by the following individuals, whom we refer to as our named executive officers:

•	our Chairman and Chief Executive Officer, Dennis D. Oklak;

•	our former Executive Vice President and Chief Financial Officer, Matthew A. Cohoat;

•	our Chief Operating Officer, Robert M. Chapman;

•	our Executive Vice President, General Counsel and Corporate Secretary, Howard L. Feinsand; and

•	our Executive Vice President, Construction, Steven R. Kennedy.

Effective March 17, 2008, Mr. Cohoat stepped down as our Chief Financial Officer. Mr. Cohoat will remain with our Company as the Senior Vice President — Finance to facilitate the identification and transition of his successor.

Overview of Executive Compensation Philosophy and Objectives

We have designed our executive compensation program, under the direction of the Executive Compensation Committee of the Board, to attract and retain the highest quality executive officers, directly link to pay to our performance, and build value for our shareholders. In order to do this effectively, our program is designed to:

•	provide total compensation opportunities with a combination of compensation elements that are at or above competitive opportunities,

•	tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and

•	align shareholder interests and executive rewards by providing meaningful incentive opportunities to be earned by the executives if they meet pay-for-performance standards designed to increase long-term shareholder value.

Role of the Executive Compensation Committee and its Consultants

The Executive Compensation Committee of our Board of Directors, which we sometimes refer to in this Compensation Discussion and Analysis as the Committee, has primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the Company. As part of that responsibility, the Committee reviews on an individual basis the performance of each of the named executive officers, and oversee management’s compensation decisions for the Company’s other executive officers. The Committee also oversees the design, implementation and administration of the Company’s compensation and benefit plans and programs, including incentive and stock-based compensation plans. A more complete description of the Committee’s functions is set forth in the Committee’s charter, which is published on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Each of the four members of the Executive Compensation Committee is independent, as determined by our Board of Directors and based on the NYSE listing standards. Their independence from management allows the Committee members to apply independent judgment when designing and overseeing our compensation program and in making pay decisions.

To assist in evaluating the compensation practices at the Company, the Committee from time to time uses independent compensation consultants it provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2007, the Company engaged FPL Associates for assistance in performing a compensation benchmark study and providing an analysis of compensation trends in the market, and the Committee engaged Frederic W. Cook & Company to review compensation recommendations submitted by the Company and assist the Committee in allocating our executives’ targeted total direct compensation among base salary, annual incentive bonus opportunity and long-term incentive opportunity. These processes are described below.

Assessing the Competitive Marketplace

To ensure that our executive officer compensation is competitive in the marketplace, in 2007 the Executive Compensation Committee reviewed market data provided by FPL Associates from two peer groups: a REIT peer group and a general industry peer group. The Committee generally relies more heavily on the REIT peer group, especially for the positions specific to the real estate industry where the Company competes for executive talent. However, the Company also competes with companies outside of its peer group for executive talent for positions not specific to the real estate industry and, therefore, the Committee also reviews a non-real estate compensation peer group.

REIT Compensation Peer Group

For the 2007 analysis, the REIT peer group consists of 12 public REITs that are similar in the size to the Company in terms of total capitalization and umbrella partnership REIT market capitalization. The total capitalization (market value of common stock, preferred stock, operating partnership units and balance sheet long-term debt) of this peer group ranges from approximately $4.0 billion to $19.0 billion, with a median of $9.4 billion (as of July 31, 2007). The Company’s total capitalization of $9.8 billion (also as of July 31, 2007) is materially consistent with the median of the peer group. The companies included in the REIT compensation peer group are as follows:

•	AMB Property Corporation

•	AvalonBay Communities, Inc.

•	Boston Properties, Inc.

•	Brandywine Realty Trust

•	CBL & Associates Properties, Inc.

•	Developers Diversified Realty Corporation

•	First Industrial Realty Trust, Inc.

•	Health Care Property Investors, Inc.

•	Kimco Realty Corporation

•	Liberty Property Trust

•	The Macerich Company

•	Mack-Cali Realty Corporation

General Industry Compensation Peer Group

For the 2007 analysis, the general industry peer group consists of 12 public companies in various industry sectors that are similar in size to the Company, in terms of market capitalization (market value of common stock)

and are located in the U.S. Because these companies are not as highly leveraged as the real estate peer group companies, the most relevant size measurement is market capitalization. These companies have market capitalization ranging from $3.8 billion to $5.4 billion, with a median of $4.5 billion (as of August 25, 2007). The Company’s market capitalization of $4.5 billion (as of August 25, 2007) approximated the median of the peer group. The companies included in the general industry compensation peer group are as follows:

•	Alliant Energy Corporation

•	AutoNation, Inc.

•	Constellation Brands, Inc.

•	Equifax Inc.

•	Guess? Inc.

•	Hasbro, Inc.

•	Hormel Foods Corporation

•	Old Republic International Corporation

•	Patterson Companies, Inc.

•	RH Donnelley Corporation

•	Tellabs, Inc.

•	Trimble Navigation Ltd.

How the Company Uses Benchmarking Data

The first step in setting the amounts and allocations of compensation to our named executive officers is a review of market data derived from our REIT and general industry peer groups. The Executive Compensation Committee reviews the average median compensation levels provided by FPL from the compensation peer group companies for each component of pay, including base salary, annual incentive bonus, total cash compensation (which includes both base salary and annual incentive bonus), long-term compensation, and total remuneration for each executive officer position at the Company. The Committee’s objective related to executive compensation is to provide compensation opportunities with a combination of elements that are at or above competitive opportunities. In making actual pay decisions within the range of these average median parameters, the Committee considers each executive’s experience level and job performance; his or her duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at compensation peer group companies; the Company’s performance; internal pay equities; and other circumstances unique to the Company. In considering these qualitative and quantitative factors, there is an inherent amount of subjectivity exercised by the Executive Compensation Committee in order to reflect its view of what is appropriate and fair under the circumstances of our Company and our executive officers.

Determining Individual Compensation Levels and Pay Mix

The basic elements of our total direct compensation program consist of: (i) base salary, which is paid in cash and is an element of “fixed” compensation in the sense that it does not vary based on performance, (ii) annual incentive bonus, which is paid in cash, but is “variable” compensation in the sense that the payout varies based upon the executive officer’s performance against prescribed annual goals, and (iii) long-term incentives, which are delivered in the form of stock options, RSUs and performance shares under the Shareholder Value Plan, all of which ultimately are settled in shares of our common stock and are considered forms of “variable” compensation with payouts based upon performance.

The following table summarizes the categories of these forms of compensation:

	Fixed	Variable

Cash	Base salary	Annual incentive bonus
Equity		Stock options
RSU awards
SVP performance shares

We do not have a formal policy or formula for determining the precise allocation of fixed versus variable compensation, short-term versus long-term compensation, or cash versus equity compensation. We begin the process of setting and allocating the various elements of compensation by reviewing comparative data from the two compensation peer groups to obtain a general understanding of where each element of our compensation should be targeted in order to be competitive in our marketplace. With that as a backdrop, we tailor our compensation program each year to provide what we consider to be a proper balance of the various elements, taking into consideration the rank and responsibility of each employee.

In 2007, the Executive Compensation Committee engaged Frederic W. Cook & Company to review compensation recommendations and assist the Committee in making allocation decisions. With the input of this independent executive compensation consultant, the Executive Compensation Committee allocated each executive’s targeted total direct compensation among base salary, annual incentive bonus opportunity and long-term incentive opportunity.

•	First, the base salaries of our executive officers were targeted at the median of the peer group for the designated officer positions, with variations based on the other individual and Company-related factors mentioned above.

•	Next, annual incentive bonus target amounts for 2007 were set as percentage of base salary (130% for Mr. Oklak, 110% for Messrs. Chapman and Cohoat, and 100% for Messrs. Kennedy and Feinsand).

•	Similarly, the overall long-term incentive grant value for each officer for 2007 was set as a percentage of base salary (250% for Mr. Oklak, 160% for Messrs. Cohoat and Chapman, 125% for Mr. Kennedy, and 100% for Mr. Feinsand).

•	The Executive Compensation Committee used the peer group data to confirm that these short- and long-term incentive allocation factors were generally consistent with competitive pay practices.

•	As the final step in the process, the long-term incentive grant value for each executive officer for 2007 was divided equally among stock options, RSUs, and performance shares granted under the Shareholder Value Plan. For example, if a particular executive’s long-term incentive grant value were $600,000, he would have been granted (i) a number of stock options equal to $200,000 divided by the per-option Black-Scholes value of our stock options as of the date of grant, (ii) a number of RSUs equal to $200,000 divided by the market price of our common stock on the grant date; and (iii) a targeted number of performance shares under the Shareholder Value Plan equal to $200,000 divided by the market price of our common stock on the grant date.

We believe that a significant portion of our executives’ compensation should be at risk, and that risk should increase with the executive’s level of responsibility. We also attempt to balance the short and long-term focus of certain of our corporate executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity.

To illustrate how we apply this strategy, the table below shows the allocations of total direct compensation that applied with respect to fiscal year 2007, based on target opportunity values in the case of variable awards.

	Fixed/Variable	Cash/Equity	Short-Term/Long-Term

Mr. Oklak	21% / 79%	48% / 52%	48% / 52%
Mr. Cohoat	27% / 73%	57% / 43%	57% / 43%
Mr. Chapman	27% / 73%	57% / 43%	57% / 43%
Mr. Kennedy	31% / 69%	62% / 38%	62% / 38%
Mr. Feinsand	33% / 67%	67% / 33%	67% / 33%

Differential of Compensation among Named Executive Officers

In 2007, the Executive Compensation Committee began a practice of annually reviewing a report that shows the target total direct compensation (consisting of base salary, annual incentive bonus, and long-term incentive compensation) of each named executive officer, expressed as a percentage of the targeted total direct compensation of our CEO. For example, in 2006, the targeted total direct compensation for each of Messrs. Cohoat and Chapman, who serve on the executive committee and report directly to Mr. Oklak, was 41% of Mr. Oklak’s targeted total direct compensation. The targeted total direct compensation for Messrs. Kennedy and Feinsand, who serve on the executive committee and also report directly to Mr. Oklak, was 35% and 30%, respectively, of Mr. Oklak’s targeted total direct compensation. The Committee considers these percentages as a means of testing for “internal pay equity,” and to make sure that the proportionate pay differential is maintained within the bounds of what the Executive Compensation Committee considers to be appropriate, based upon then current market practices and the Committee’s assessment of what is appropriate in the context of our Company and our executive officers. The ratios that the Executive Compensation Committee considers at the beginning of each year are based upon assumed target level performance. Actual performance typically results in variations from the assumed ratios.

Analysis of 2007 Compensation Decisions

The Executive Compensation Committee reviews the individual performance of each executive officer, including the CEO, on an annual basis. In regards to the CEO, the Executive Compensation Committee is responsible for reviewing the achievement of individual goals and objectives, evaluating the CEO’s performance, and setting the CEO’s compensation based on this evaluation. The Committee assesses the individual performance of the executive officers in addition to the financial results of the Company against annual objectives. Among other things, in particular with respect to the CEO, the Executive Compensation Committee evaluates strategic vision and leadership, the Company’s business and operational results, the executive’s ability to make long-term decisions that create competitive advantage and position the Company as a premier REIT, and overall the executive’s effectiveness as a leader and role model.

Individual performance, as discussed below, is one of the considerations in setting the base salaries of our named executive officers, serving to position them within the upper and lower end of the target salary range for their particular positions as reflected in our peer group analyses. Since our officers’ long-term incentive opportunity is determined by reference to a percentage of base salary, the individual performance assessments are also indirectly reflected in the long-term incentive element of our compensation program. For our named executive officers other than Mr. Oklak, the annual incentive bonus is the element of compensation that is most directly tied to individual performance.

CEO Individual Performance.  At the beginning of each year, the Executive Compensation Committee establishes personal goals for Mr. Oklak. These goals relate to financial and operational performance, implementation of strategic initiatives and personnel development and recruitment. For example, in 2007, Mr. Oklak’s personal goals included, among others: financial goals related to total shareholder return, funds from operations, return on equity and return on real estate investments; operational goals related to expansion into new markets, integration of acquisitions, and accomplishment of identified milestones in the Company’s 2005 strategic plan; goals related to the development and monitoring of Company strategies; and personnel goals relating to succession planning and recruitment of independent directors. After the end of each year, the Executive Compensation Committee assesses Mr. Oklak’s performance against his personal goals for the prior year. This assessment is taken into account, along with the competitive market data, in setting his base salary for the next year. By affecting his base salary, his individual performance is indirectly reflected in his annual and long-term incentive opportunities for the next year.

Other Executive Officers’ Individual Performance.  At the beginning of each year, Mr. Oklak makes recommendations to the Executive Compensation Committee for individual performance goals for each of the named executive officers other than himself. These vary considerably from one executive to another, as a reflection of their different roles within the Company.

For example, as our Chief Financial Officer, Mr. Cohoat was assigned several individual goals for 2007 designed to strengthen the Company’s financial position, ranging from overseeing the completion of specific financing and strategic transactions, to improving efficiency and accuracy in the budgetary processes and increasing exposure within our investor and analyst communities. As the Company’s chief operating officer, Mr. Chapman’s individual goals had a different focus, each designed to improve the Company’s operations and personnel, such as identifying expansion opportunities, managing our expansion into new markets, managing succession planning at the business unit level, and developing training programs at the business unit level. Mr. Feinsand had individual goals tailored to reflect his responsibilities as it relates to the Company’s legal, general corporate, risk management, compliance and real estate matters, including serving as the liaison between the Company and significant outside counsel, managing succession planning within his division, providing high level legal advice on corporate and real estate matters, and supervising material litigation. Mr. Kennedy also had individual goals tailored to reflect his responsibilities related to the Company’s construction matters, including managing the Company’s construction professionals, developing talent within the construction function, and establishing best practices with vendors and subcontractors.

Due to the tailored nature of these individual goals, the assessment of their achievement of the goals is necessarily more subjective than for the financial goals that make up the Company’s overall performance objectives. After the end of each year, the assessment of each non-CEO executive officer’s performance against his individual goals is evaluated by the officer’s direct supervisor, who is best equipped to assess the individual performance based on first-hand experience and knowledge of our business operations and the role of each officer in the Company. Based upon these evaluations, the CEO makes a report to the Executive Compensation Committee with his assessment of the individual performance of each executive officer other than himself. This assessment is taken into account, along with the competitive market data, in setting base salaries for our officers for the next year. By affecting the officer’s base salary, individual performance is indirectly reflected in his or her annual and long-term incentive opportunities for the next year. In addition, as discussed below, individual performance accounts for 20% of these officers’ annual incentive bonus determination for the most recently completed year.

Base Salaries

Base salaries paid to the Company’s executive officers are the fixed portion of annual compensation and are intended to recognize the fundamental skills and experience of our executive officers. The base salaries are reviewed annually by the Executive Compensation Committee and are adjusted from time to time to recognize competitive market data, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. Based on this review, base salaries for 2007 for our named executive officers increased by between 5.00% to 10.29% over 2006 levels. In order to remain competitive in the market, the Company increased base salaries for these executive officers during 2007. Mr. Chapman received a higher than normal increase in his base salary during 2007 to reflect his additional responsibilities as he transitioned to the new position as Chief Operating Officer.

Annual Cash Incentives

The Company pays annual incentive bonuses to reward executives for achieving or surpassing annual performance goals which represent norms of excellence for the real estate industry and for execution of specific strategies of the Company. At the beginning of each year, the Executive Compensation Committee establishes performance targets for the annual incentive program. These performance targets are developed using economic and industry factors, including the interest rate environment, general market conditions, overall company leverage, annual capital recycling goals, the capital market environment, specific platform issues, and other considerations. Each named executive officer has a target bonus potential, expressed as a percentage of base salary, that is based on each executive’s role and responsibilities, internal equity considerations, and externally competitive compensation data. Bonuses are paid in cash in February, for the prior year’s performance, and are based upon the Committee’s assessment of the Company’s overall performance versus goals that the Committee established, and each executive’s individual performance, with a higher emphasis on overall Company performance for the most senior executives.

For the CEO, the annual incentive bonus is based 100% on Company performance. For the other named executive officers, the annual incentive bonus is based 80% on Company performance and 20% on individual performance. Overall Company performance is determined using three measures: funds from operations, or FFO, growth per share of common stock (weighted 80%), return on shareholders’ equity (weighted 10%), and return on real estate investments (weighted 10%). FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT such as Duke. The Board of Governors of NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with United States generally accepted accounting principles, or GAAP. FFO is a non-GAAP financial measure developed by NAREIT to compare the operating performance of REITs. The most comparable GAAP measure is net income (loss). FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. For the named executive officers other than the CEO, individual performance is determined using measures such as occupancy, new development, and developing talent.

Performance at the threshold level pays 50% of target and performance at the superior level pays 150% of target. The Executive Compensation Committee calibrates the threshold, target, and superior goals such that the likelihood of achieving target level is approximately 50%, the likelihood of achieving threshold level is 80% and the likelihood of achieving superior level of performance is between 10% and 15%.

Mr. Oklak’s target annual incentive bonus for 2007 was set at 130% of his base salary. Mr. Oklak’s actual bonus for 2007, based 100% on the Company’s financial performance, was above target at 160% of salary. Each of our other named executive officers had a target annual incentive bonus for 2007 as follows: Messrs. Chapman and Cohoat of 110% and Messrs. Kennedy and Feinsand of 100% of their base salary, weighted 80% on Company financial performance and 20% on individual performance. The actual annual incentive bonuses earned based on performance were 133% of salary for Mr. Chapman, 130% of salary for Mr. Cohoat, 121% of salary for Mr. Feinsand and 118% of salary for Mr. Kennedy. The individual portion of the incentive bonus allows the CEO and the Committee to identify and reward contributions made by the individuals towards the Company’s overall short- and long-term objectives. Among other individual accomplishments, in 2007 Mr. Chapman successfully led the Company expansion in five new markets and successfully sourced a joint venture partner for our Linden, New Jersey project. Mr. Cohoat successfully completed approximately $1.5 billion of debt transactions to support the Company’s growth and expansion. Mr. Feinsand supervised all aspects of the Company’s record year of real estate and financing transactions, as well as the Company’s records management and compliance functions. Mr. Kennedy successfully implemented $1.1 billion of construction volume.

Long-Term Incentive Awards

The objectives of the Company’s long-term incentive compensation program are to:

•	reward achievement over a multi-year period,

•	align the interests of executives with those of shareholders by focusing executives on the shareholder return performance of the Company, and

•	provide a retention mechanism through multi-year vesting.

The Executive Compensation Committee oversees grants of long-term incentives on an annual basis and at such other times as may be warranted. A target long-term incentive award value is established for each executive, as a percentage of base salary. The Executive Compensation Committee determines the target grant amounts using factors similar to those used in setting annual incentive targets, including the executive’s level of responsibility within the Company, competitive compensation levels, and internal equity considerations. The grant amounts are divided equally into three components: stock option grants, RSU grants and Shareholder Value Plan grants, all pursuant to the 2005 Long-Term Incentive Plan. Other long-term incentive awards have been granted to executives in past years and remain outstanding, each of which is discussed in more detail below.

Stock Options and RSUs.  The Executive Compensation Committee believes that stock option and RSU grants provide the Company’s executive officers with long-term incentive opportunities that are aligned with the shareholder benefits of an increased common stock value. Stock options have no value unless the share price appreciates, and therefore provide leveraged reward opportunity based on increases in our stock price over time and drive performance that would tend to increase stock value. RSUs are also aligned with performance because they allow the holder to share in total shareholder return, both through share price appreciation and dividends. They are directly aligned with shareholders because they have both upside opportunity, as well as downside risk. Compared to stock options, RSUs are less leveraged and provide more of a retention mechanism. The Executive Compensation Committee believes the combination of these two vehicles provides executives with a strong alignment with shareholders, provides pay for performance, and achieves the appropriate balance of risk, leverage, and retention.

Each stock option provides the holder with the opportunity, generally for a period of up to ten years, to purchase one share of common stock from the Company at the exercise price, which may not be less than the fair market value of the Company’s common stock on the date of grant. Stock options granted in 2007 vest twenty percent (20%) per year over a five-year period, subject to the holder’s continued employment.

Each RSU represents the right to receive one share of common stock in the future, provided the vesting criteria have been satisfied. The RSUs granted in 2007 vest twenty percent (20%) per year over a five-year period, subject to the holder’s continued employment. During the restricted period, RSUs accumulate dividend equivalents, which are deemed reinvested in additional vested RSUs. Upon vesting, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the Company’s common stock and paid to participants.

For each of our named executive officers, the number and value of RSUs vesting in 2007, and the value realized in 2007 from stock option exercises, is shown in the “Executive Compensation” section of this proxy statement in the table entitled “Option Exercises and Stock Vested in 2007.”

Shareholder Value Plan.  One-third of the long-term incentive award amount is allocated to Shareholder Value Plan grants. The Shareholder Value Plan is a performance share plan that is designed to provide executive officers with long-term incentive opportunities directly related to providing total shareholder return in excess of the median of independent market indices. The Shareholder Value Plan award dollar amount is converted to a target number of “performance shares” by dividing the award amount by the market value of one share of the Company’s common stock on the date of grant. Performance shares represent the right to earn actual shares of the Company’s common stock at the end of a three-year performance cycle. The actual number of shares to be earned with respect to a Shareholder Value Plan award is based upon the number of targeted performance shares, multiplied by a “combined payout percentage.” The combined payout percentage is determined by (i) comparing the Company’s total shareholder return (defined as increase in common stock price plus reinvested dividends) for a three-year period to the total shareholder returns of companies tracked by two indices, and (ii) establishing a payout percentage for each of the two indices by reference to a table contained in the Shareholder Value Plan. The two indices are the Standard & Poor’s 500 Index, and the REIT 50 Index published by the FTSE Index Company in association with NAREIT. The combined payout percentage is the average of the payout percentages determined for each index.

Under the table set forth in the Shareholder Value Plan, the combined payout percentage moves in correlation to the common shareholder return, such that the higher the Company’s total shareholder return is relative to the companies tracked by the indices, the higher the payout percentage will be. The combined payout percentage will range from a low of zero percent (0%) if the Company’s total shareholder return is less than the 50th percentile for each of the indices, to a high of three hundred percent (300%) if the Company’s total shareholder return is in the 90th percentile or higher for each of the indices. A one hundred percent (100%) combined payout percentage would be attained if the Company’s total shareholder return was at the 60th percentile for the companies in each of the indices.

For the performance cycle ending in 2007, the Company’s total shareholder return ranked below the 50th percentile as to the Standard & Poor’s 500 Index and the REIT 50 Index, resulting in no payouts under the Shareholder Value Plan.

Performance Share Plan.  In 2000 and 2004, certain executives received special grants of performance shares pursuant to the Performance Share Plan. Each performance share represents the economic equivalent of one share of common stock. The Committee determined the appropriate number of performance shares to be granted to an executive after considering his or her position and level of responsibilities within the Company and the overall compensation of the executive relative to competitive overall compensation levels for the executive’s position. Vesting of the awards is based on the Company’s attainment of certain predefined levels of earnings growth over a five-year period. At the beginning of each calendar year while this plan is in effect, the Executive Compensation

Committee sets a targeted earnings growth percentage for the year, and the awards vest based upon a comparison of the actual earnings growth of the Company to the targeted earnings growth percentage. Unvested awards at the end of the five-year period will be forfeited. The value of vested performance shares is paid in shares upon the holder’s termination of employment. This plan was frozen in 2005 upon adoption of the 2005 Long-Term Incentive Plan, and the only outstanding awards under this plan are the grants made in 2000 and 2004.

The Company’s financial performance in 2007 exceeded its targeted earnings growth percentage for the year, resulting in 24% vesting of the performance shares granted in 2004.

DIU Plans.  The Company maintains the 1995 Dividend Increase Unit Plan under which selected officers have been granted DIUs. The DIUs provide the holder a cash benefit measured by the increase in the Company’s dividend over the term of the award divided by the dividend yield on the date of grant. In 2005, changes in tax laws, specifically the enactment of Section 409A of the Code, adversely affected the design and operation of DIUs. In 2005, and in keeping with transitional relief provided in proposed Treasury regulations, certain officers, including some of the Company’s named executive officers, voluntarily cancelled their non-grandfathered DIUs in exchange for performance unit awards under the DIURP, which is a subplan of the 2005 Long-Term Incentive Plan. These performance units, which are paid out in cash on an annual basis, are designed to comply with Section 409A of the Code and, similar to the DIUs they replaced, provide a benefit that is measured by the increase in the Company’s dividend over the term of the award divided by the dividend yield on the date of grant. The last grant of DIUs was in 2004. The 1995 Dividend Increase Unit Plan was frozen in 2005 upon adoption of the 2005 Long-Term Incentive Plan, and the only outstanding awards under this plan are the grants made prior to 2005.

For each of our named executive officers, the dollar amount earned in 2007 from DIU vesting and under the DIURP is shown in footnote (3) to the Summary Compensation Table in this proxy statement.

Other Compensation and Benefits

The Company’s executive officers participate in benefits plans generally available to all other employees. To remain competitive in the market, the Company also provides certain benefits to its executive officers, including the CEO, such as automobile allowances, executive physical examinations, personal financial counseling services and, in one case in connection with a relocation, tuition reimbursement and a country club membership. For additional information on these benefits made available during fiscal 2007, please see the Summary Compensation Table under the section entitled “Executive Compensation.” Overall, these benefits represented less than two (2%) percent of the senior executives’ compensation for 2007.

Stock Ownership and Grant Policies

Stock Ownership Guidelines.  The stock ownership guidelines for the Company’s senior executive officers are as follows:

Position	Base Salary Multiple	Time to Attain

Chief Executive Officer	6x	5 years
Chief Operating Officer and Executive Vice Presidents	4x	5 years

The stock ownership goal for each person subject to the ownership guidelines is determined on an individual basis, first in dollars as a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Stock Retention Requirements.  Until the senior executive officers reach their ownership guidelines, they are required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least seventy-five percent (75%) of “net shares” delivered through the Company’s executive compensation plans. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the executive sells or trades to cover the exercise costs or to pay withholding taxes. If the executive transfers an award to a family member, the transferee will be subject to the same retention requirements. Until the director and executive stock ownership guidelines have been met, shares may be disposed of only for one or more of the exclusion purposes as set forth in the Company’s stock ownership guidelines.

Option Grant Policies.

Annual Awards.  Our policy is that annual merit-based stock option grants will be made on February 10th, of each year, with the exercise price of the options equal to the closing price of our stock on the grant date. If February 10th falls on a weekend, the exercise price is based on the closing price on the preceding business day on which the stock was traded, which is the fair market value of the stock as of the grant date. The Executive Compensation Committee chose February 10th as the option grant date because it is presumed that the market will have had sufficient time by then to absorb the financial and other material information disclosed in the Company’s January earnings release. This grant policy applies to executives, as well as to employees in general. Prior to January 1, 2006, our practice was to grant stock options on the date of the first quarterly meeting of the Executive Compensation Committee in the fiscal year.

Special Awards.  The Executive Compensation Committee periodically approves stock option grants to newly hired employees or to employees receiving promotions. These interim grants generally occur on the February 10th, May 10th, July 10th or November 10th immediately following the date of hire or promotion, with the exercise price of the options equal to the closing price of our stock on the grant date. If fixed grant date falls on a weekend, the exercise price is based on the closing price on the preceding business day on which our stock was traded, which is the fair market value of the stock as of the grant date. The Executive Compensation Committee is authorized to award special grants from time to time when the Company experiences exceptional performance results.

The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation. The Company does not have any programs, plans or practices of awarding stock options and setting the exercise price based on the stock’s price on a date other than the actual grant date (or the closing price on the last preceding trading day when the grant date falls on a day when the markets are closed).

Employment and Severance Agreements

As a matter of business philosophy, the Company does not enter into employment agreements with the Company’s executive officers. In order to secure agreements regarding their activities after separation from the Company, the Company from time to time enters into letter arrangements regarding executive severance with certain key officers. A copy of the form of severance agreement most recently executed between the Company and all of its named executive officers was filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K on February 29, 2008. For additional disclosure about the terms of the severance agreement, please see the section of this proxy statement entitled “Employment and Severance Agreements.”

Tax and Accounting Considerations

Section 162(m) of the Code imposes a limitation on the deductibility of certain compensation in excess of $1 million paid to the chief executive officer and certain other highly paid executive officers. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) of the Code is fully deductible, without regard to the limits of Section 162(m). While the Executive Compensation Committee considers the deduction limitation in designing compensation plans and overseeing awards under those plans, the Committee also considers many other factors and retains the discretion to pay non-deductible amounts. The Committee believes that such flexibility best serves the interests of the Company and its shareholders by allowing the Committee to recognize and motivate executive officers as circumstances warrant. The Company did not pay any compensation in 2007 that was not deductible under Section 162 (m) of the Code.

With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment, although a consideration, is not expected to have a material effect on our selection of forms of compensation.

EXECUTIVE COMPENSATION

The compensation of each named executive officer consists of annual base salary, annual cash and long-term equity incentive awards as specifically addressed in the Compensation Discussion and Analysis section of this proxy statement. The Company’s objective is to provide compensation opportunities that are competitive in total as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation.

The following table sets forth the compensation awarded, earned by, or paid to each of the named executive officers of the Company during the fiscal years ended December 31, 2007 and December 31, 2006.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)

Dennis D. Oklak	2007	696,154	—	813,135	424,639	1,153,285	94,677	3,181,890
Chairman and Chief Executive Officer	2006	643,846	—	465,612	209,193	1,219,306	93,575	2,631,532
Matthew A. Cohoat(5)	2007	348,077	77,000	277,451	75,399	380,927	55,110	1,213,964
Executive Vice President and Chief Financial Officer	2006	323,077	65,000	190,147	48,136	377,422	63,020	1,066,802
Robert M. Chapman	2007	387,692	104,995	435,465	187,901	463,417	94,806	1,674,276
Chief Operating Officer	2006	338,461	78,200	272,774	98,377	469,341	98,964	1,356,117
Howard L. Feinsand	2007	313,846	72,450	228,568	144,987	318,589	61,494	1,139,934
Executive Vice President and General Counsel	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Steven R. Kennedy	2007	313,846	63,000	246,135	60,928	316,968	53,302	1,054,179
Executive Vice President, Construction	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The annual cash incentive bonus paid to named executive officers has two components: (a) an individual performance component, the attainment of which is not necessarily formula based, and (b) a component based upon the Company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year. The individual performance component of the bonus is included in the bonus column in the above table, while the corporate performance component of the bonus in included in the Non-Equity Incentive Plan Compensation column. The Chief Executive Officer’s bonus does not contain an individual component.

(2)	Represents the proportionate amount of the total fair value of stock and option awards recognized as expense by the Company in its 2006 and 2007 financial statements for equity based compensation in accordance with FAS 123R. These assumptions made in the valuation of these awards are contained in the footnote captioned “Stock Based Compensation” to the Company’s consolidated financial statements in our Form 10-K for the years ended December 31, 2004 through December 31, 2007. The combined payout percentage for the 2005 SVP award grant payable in Company shares was zero percent (0%). As a result, the Company recognized an expense in its financial statements and included a corresponding amount of compensation in the above table for which no value was received by each named executive officer.

(3)	Non-Equity Incentive Plan Compensation is summarized in the following table. For a detailed description of each plan, see the Compensation Discussion and Analysis section of this proxy statement.

		Annual Cash	Shareholder Value	Dividend Increase Unit	Total Non-Equity
		Incentive Bonus	Plan Payments	Plan Awards	Plan Compensation
Named Executive Officer	Year	($)(a)	($)(b)	($)(c)	($)

Dennis D. Oklak	2007	1,112,930	—	40,355	1,153,285
	2006	1,069,250	108,347	41,709	1,219,306
Matthew A. Cohoat	2007	376,684	—	4,243	380,927
	2006	342,160	28,663	6,599	377,422
Robert M. Chapman	2007	446,640	—	16,777	463,417
	2006	357,960	85,990	25,391	469,341
Howard L. Feinsand	2007	308,196	—	10,393	318,589
	2006	N/A	N/A	N/A	N/A
Steven R. Kennedy	2007	308,196	—	8,772	316,968
	2006	N/A	N/A	N/A	N/A

(a)	Represents the component of the annual cash incentive bonus that is based upon the Company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year.

(b)	Represents amounts vested in 2006 for SVP grants that were paid in cash. SVP awards granted prior to 2005 were payable in cash, while later SVP awards are payable in Company shares and are reported in the Stock Awards column of the Summary Compensation Table.

(c)	Represents amounts vested in 2006 and 2007 under the Company’s Dividend Increase Unit and Dividend Increase Unit Replacement Plans.

(4)	All other compensation is summarized in the following table. For additional discussion of all other compensation, see the Compensation Discussion and Analysis section of this proxy statement.

(5)	Effective March 17, 2008, Mr. Cohoat stepped down as our Chief Financial Officer.

			Performance
		RSU	Share	Tax
		Dividend	Plan Dividend	Reimbursement	All Other	Total All Other
		Equivalents	Equivalents	Payments	Compensation	Compensation
Named Executive Officer	Year	($)(a)	($)(b)	($)	($)(c)	($)

Dennis D. Oklak	2007	56,913	9,224	4,586	23,954	94,677
	2006	45,881	15,930	4,528	27,236	93,575
Matthew A. Cohoat	2007	18,697	7,174	4,203	25,036	55,110
	2006	14,254	12,390	6,790	29,586	63,020
Robert M. Chapman	2007	29,608	8,199	13,215	43,784	94,806
	2006	25,582	14,160	12,718	46,504	98,964
Howard L. Feinsand	2007	17,564	2,562	5,433	35,935	61,494
	2006	N/A	N/A	N/A	N/A	N/A
Steven R. Kennedy	2007	15,200	7,174	5,044	25,884	53,302
	2006	N/A	N/A	N/A	N/A	N/A

(a)	Represents the vested value of dividend equivalents earned on RSUs.

(b)	Represents the vested value of dividend equivalents earned on Performance Share Plan, or PSP, awards.

(c)	All other compensation includes the value of the Company match and profit sharing contributions to the Company’s 401(k) plan and profit sharing plan, and the value of term life insurance premium payments made by the Company, each valued at $10,000 or less for all Named Executive Officers. In addition, all other compensation includes the following perquisites: (1) an automobile allowance; (2) personal financial planning services; (3) the cost of annual medical examinations; (4) the cost of spousal travel on corporate-owned aircraft; and (5) a country club membership and tuition reimbursement payments to Mr. Chapman related to a prior relocation. The actual aggregate incremental cost to the Company of each perquisite is less than $25,000.

Grants of Plan-Based Awards in 2007

The following table summarizes grants made to the named executive officers in 2007 under the Company’s plan-based awards:

									All Other	All Other		Grant Date
									Stock Awards:	Option Awards:	Exercise or	Fair
									Number of	Number of	Base	Value of
		Compensation							Shares of	Securities	Price of	Stock
		Committee	Estimated Possible payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Stock or	Underlying	Option	and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/sh)(4)	($)

Dennis D. Oklak	2/10/07	1/30/07	—	—	—	—	—	—	—	86,987	47.88	433,333
	2/10/07	1/30/07	—	—	—	—	—	—	9,050	—	—	433,333
	1/30/07	1/30/07	455,000	910,000	1,365,000	—	—	—	—	—	—	—
	2/10/07	1/30/07	—	—	—	4,525	9,050	27,150	—	—	—	280,527
Matthew A. Cohoat	2/10/07	1/30/07	—	—	—	—	—	—	—	32,620	47.88	162,500
	2/10/07	1/30/07	—	—	—	—	—	—	3,394	—	—	162,500
	1/30/07	1/30/07	154,000	308,000	462,000	—	—	—	—	—	—	—
	2/10/07	1/30/07	—	—	—	1,697	3,394	10,182	—	—	—	105,206
Robert M. Chapman	2/10/07	1/30/07	—	—	—	—	—	—	—	34,126	47.88	170,000
	2/10/07	1/30/07	—	—	—	—	—	—	3,551	—	—	170,000
	1/30/07	1/30/07	182,600	365,200	547,800	—	—	—	—	—	—	—
	2/10/07	1/30/07	—	—	—	1,776	3,551	10,653	—	—	—	110,072
Howard L. Feinsand	2/10/07	1/30/07	—	—	—	—	—	—	—	20,074	47.88	100,000
	2/10/07	1/30/07	—	—	—	—	—	—	2,089	—	—	100,000
	1/30/07	1/30/07	126,000	252,000	378,000	—	—	—	—	—	—	—
	2/10/07	1/30/07	—	—	—	1,045	2,089	6,267	—	—	—	64,754
Steven R. Kennedy	2/10/07	1/30/07	—	—	—	—	—	—	—	25,092	47.88	125,000
	2/10/07	1/30/07	—	—	—	—	—	—	2,611	—	—	125,000
	1/30/07	1/30/07	126,000	252,000	378,000	—	—	—	—	—	—	—
	2/10/07	1/30/07	—	—	—	1,306	2,611	7,833	—	—	—	80,935

(1)	Represents the component of the annual cash incentive bonus that is earned based on the Company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year. The three measures used for the corporate performance goals are: FFO growth per share of common stock (weighted 80%), return on shareholders’ equity (weighted 10%) and return on real estate investments (weighted 10%). See the description of the annual cash incentive award in the Compensation Discussion and Analysis section of this proxy statement for further details.

(2)	Represents the number of shares potentially payable under the SVP for awards granted in 2007. The actual number of shares to be issued under these awards is based upon the Company’s total shareholder return for a three-year period as compared to the Standard & Poor’s 500 Index and the REIT 50 Index, with a 50% weighting for each index. See the Compensation Discussion and Analysis section of this proxy statement for further detail.

(3)	Represents the number of RSUs granted during 2007 under the Duke Realty Corporation 2005 Long Term Incentive Plan. RSUs vest 20% per year commencing with the first anniversary of the grant date. Dividend equivalents are paid on RSUs in the form of additional RSUs. The number of additional RSUs issued on each dividend payment date is equal to the amount of dividends that would be payable to the holders of the RSUs if the RSUs were shares of the Company’s common stock, divided by the closing price of the Company’s common stock on such date.

(4)	The options vest and become exercisable in five equal annual installments beginning on the first anniversary of the grant date. With the exception of options that qualify as incentive stock options under Section 422 of the Code, the options may be transferred to immediate family members or entities beneficially owned by such family members.

Material Terms of the Compensation Paid to our Named Executive Officers in 2007

Executive compensation includes base salaries, annual cash incentives, long-term incentive awards and other compensation and benefits for each named executive officer as described under the section captioned “Analysis of 2007 Compensation Decisions” in the Compensation Discussion and Analysis section of this proxy statement.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table contains information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2007:

		Option Awards				Stock Awards
									Equity
									Incentive
									Plan
									Awards:
									Market or
									Payout
							Market	Equity Incentive	Value of
		Number of	Number of			Number of	Value of	Plan Awards:	Unearned
		Securities	Securities			Shares or	Shares or	Number of	Shares,
		Underlying	Underlying			Units of	Units of	Unearned Shares,	Units or
		Unexercised	Unexercised	Option		Stock that	Stock that	Units or	Other Rights
		Options (#)	Options (#)	Exercise	Option	have not	have not	Other Rights	that have
	Grant	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	that have	not Vested
Name	Date	(1)	(2)	($/sh)	Date	(#)(3)	($)(3)	not Vested (#)	($)

Dennis D. Oklak	1/25/00	29,570	—	19.426	1/25/10	—	—	—	—
	1/31/01	26,042	—	24.263	1/31/11	—	—	—	—
	1/30/02	27,859	—	22.680	1/30/12	—	—	—	—
	2/19/03	28,141	7,034	24.691	2/19/13	—	—	—	—
	1/28/04	16,503	11,001	31.577	1/28/14	—	—	1,507(5)	39,313(5)
	2/10/05	20,580	30,870	31.402	2/10/15	—	—	—	—
	4/27/05	13,420	20,127	29.761	4/27/15	5,791	151,035	—	—
	11/15/05	—	—	—	—	3,663	95,525	—	—
	2/10/06	21,203	84,812	34.130	2/10/16	9,893	258,020	5,567(4)	145,187(4)
	2/10/07	—	86,987	47.880	2/10/17	9,559	249,292	4,525(4)	118,012(4)
Matthew A. Cohoat	1/25/00	4,000	—	19.426	1/25/10	—	—	—	—
	1/31/01	7,671	—	24.263	1/31/11	—	—	—	—
	1/30/02	6,079	—	22.680	1/30/12	—	—	—	—
	2/19/03	4,467	1,116	24.691	2/19/13	—	—	—	—
	1/28/04	4,366	2,910	31.577	1/28/14	—	—	1,172(5)	30,577(5)
	2/10/05	11,764	17,643	31.402	2/10/15	—	—	—	—
	4/27/05	—	—	—	—	2,008	52,362	—	—
	11/15/05	—	—	—	—	807	21,041	—	—
	2/10/06	6,975	27,898	34.130	2/10/16	3,253	84,849	1,831(4)	47,752(4)
	2/10/07	—	32,620	47.880	2/10/17	3,585	93,491	1,697(4)	44,258(4)
Robert M. Chapman	1/26/99	25,643	—	22.401	1/26/09	—	—	—	—
	6/18/99	25,725	—	21.915	6/18/09	—	—	—	—
	1/25/00	38,440	—	19.426	1/25/10	—	—	—	—
	1/31/01	28,409	—	24.263	1/31/11	—	—	—	—
	1/30/02	27,859	—	22.680	1/30/12	—	—	—	—
	2/19/03	19,357	4,838	24.691	2/19/13	—	—	—	—
	1/28/04	13,098	8,731	31.577	1/28/14	—	—	1,340(5)	34,945(5)
	2/10/05	13,573	20,359	31.402	2/10/15	—	—	—	—
	4/27/05	—	—	—	—	2,317	60,415	—	—
	11/15/05	—	—	—	—	4,484	116,942	—	—
	2/10/06	7,440	29,758	34.130	2/10/16	3,471	90,527	1,954(4)	50,947(4)
	2/10/07	—	34,126	47.880	2/10/17	3,751	97,816	1,776(4)	46,305(4)
Howard L. Feinsand	1/25/00	29,569	—	19.426	1/25/10	—	—	—	—
	1/31/01	21,306	—	24.263	1/31/11	—	—	—	—
	1/30/02	22,794	—	22.680	1/30/12	—	—	—	—
	2/19/03	9,827	2,456	24.691	2/19/13	—	—	—	—
	1/28/04	5,764	3,841	31.577	1/28/14	—	—	419(5)	10,920(5)
	2/10/05	6,244	9,365	31.402	2/10/15	—	—	—	—
	4/27/05	—	—	—	—	1,064	27,743	—	—
	11/15/05	—	—	—	—	2,710	70,687	—	—
	2/10/06	5,022	20,087	34.130	2/10/16	2,343	61,095	1,318(4)	34,386(4)
	2/10/07	—	20,074	47.880	2/10/17	2,206	57,544	1,045(4)	27,241(4)
Steven R. Kennedy	1/25/00	6,505	—	19.426	1/25/10	—	—	—	—
	1/31/01	7,766	—	24.263	1/31/11	—	—	—	—
	1/30/02	6,078	—	22.680	1/30/12	—	—	—	—
	2/19/03	4,467	1,116	24.691	2/19/13	—	—	—	—
	1/28/04	4,366	2,910	31.577	1/28/14	—	—	1,172(5)	30,577(5)
	2/10/05	9,954	14,929	31.402	2/10/15	—	—	—	—
	4/27/05	—	—	—	—	1,698	44,279	—	—
	11/15/05	—	—	—	—	929	24,230	—	—
	2/10/06	5,022	20,087	34.130	2/10/16	2,343	61,095	1,318(4)	34,386(4)
	2/10/07	—	25,092	47.880	2/10/17	2,758	71,923	1,306(4)	34,047(4)

(1)	Represents the number of vested stock options as of December 31, 2007. All options vest and become exercisable in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment. Options expire 10 years from the date of grant. The following table shows the vesting dates for each grant date for option awards included in the Outstanding Equity Awards table. Twenty percent of the underlying option shares became or will become exercisable on the vesting dates indicated.

20% Vesting Date
Options Grant Date	1st	2nd	3rd	4th	5th

1/26/99	1/26/00	1/26/01	1/26/02	1/26/03	1/26/04
6/18/99	6/18/00	6/18/01	6/18/02	6/18/03	6/18/04
1/25/00	1/25/01	1/25/02	1/25/03	1/25/04	1/25/05
1/31/01	1/31/02	1/31/03	1/31/04	1/31/05	1/31/06
1/30/02	1/30/03	1/30/04	1/30/05	1/30/06	1/30/07
2/19/03	2/19/04	2/19/05	2/19/06	2/19/07	2/19/08
1/28/04	1/28/05	1/28/06	1/28/07	1/28/08	1/28/09
2/10/05	2/10/06	2/10/07	2/10/08	2/10/09	2/10/10
4/27/05	4/27/06	4/27/07	4/27/08	4/27/09	4/27/10
2/10/06	2/10/07	2/10/08	2/10/09	2/10/10	2/10/11
2/10/07	2/10/08	2/10/09	2/10/10	2/10/11	2/10/12

(2)	Represents the number of unvested stock options as of December 31, 2007. The options vest as described in footnote (1).

(3)	Represents the number and market value of outstanding RSUs granted pursuant to the 2005 Long-Term Incentive Plan, including accumulated dividend equivalent RSUs. The market value indicated is based upon the closing price of the Company’s common stock on December 31, 2007 of $26.08 per share. The units vest in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment. The following table shows the vesting dates for each grant date for RSUs included in the Outstanding Equity Awards table. Twenty percent of the underlying RSU shares vested or will vest on the vesting dates indicated.

20% Vesting Date
RSUs Grant Date	1st	2nd	3rd	4th	5th

4/27/05	4/27/06	4/27/07	4/27/08	4/27/09	4/27/10
11/15/05	11/15/06	11/15/07	11/15/08	11/15/09	11/15/10
2/10/06	2/10/07	2/10/08	2/10/09	2/10/10	2/10/11
2/10/07	2/10/08	2/10/09	2/10/10	2/10/11	2/10/12

(4)	Represents the threshold number of shares awarded under the SVP and the estimated value of nonvested awards as of December 31, 2007. SVP awards are payable in shares of common stock and fully vest on December 31st upon conclusion of a three year performance period beginning on January 1st of the year of grant, subject to the recipient’s continued employment. The actual number of shares issued under the SVP is subject to certain performance measures. A detailed description of SVP awards is contained in the Compensation Discussion and Analysis section of this proxy statement. The market value indicated is based upon the closing price of the Company’s common stock on December 31, 2007 of $26.08 per share.

(5)	Represents the number and value of unvested performance shares granted under the PSP as of December 31, 2007. PSP awards will be paid in shares of Company common stock upon termination of employment. Under the PSP, awards are made in the form of performance units, each of which is equivalent to one share of common stock. These unvested awards have variable vesting provisions for the last year of the original five-year term of the PSP award that are based on the achievement of certain FFO per share growth targets for the Company in 2008. Dividends are paid on the awards in cash or additional performance units, at the election of the participant. See the Compensation Discussion and Analysis section of this proxy statement for a detailed description of PSP awards. Unvested PSP awards are valued at $26.08 per unit, the closing price of the Company’s common stock on December 31, 2007.

Option Exercises and Stock Vested in 2007

During 2007, the number of shares acquired and the value realized on the exercise of option awards and the number of shares acquired and the value realized on vesting of stock awards for each of the named executive officers were as follows:

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)(2)	($)(2)

Dennis D. Oklak	14,669	122,725	11,371	402,861
Matthew A. Cohoat	—	—	5,394	178,081
Robert M. Chapman	19,510	60,401	7,816	252,977
Howard L. Feinsand	—	—	3,845	129,690
Steven R. Kennedy	4,616	45,095	5,037	161,967

(1)	Represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

(2)	Represents the number and value of RSUs vesting and PSP units earned in 2007, including the value of dividend equivalents earned and vested in 2007 on all outstanding RSUs and unvested PSP units.

Nonqualified Deferred Compensation for 2007

The named executive officers’ nonqualified deferred compensation results from participation in one or more of the following plans: (1) the Company’s Executive Deferred Compensation Plan; (2) the Performance Share Plan; or (3) the 1995 Dividend Increase Unit Plan.

Executive Deferred Compensation Plan.  The named executive officers are eligible to participate in the Company’s Executive Deferred Compensation Plan, or the DC Plan. The Company neither makes contributions to nor guarantees any return on participant account balances. The Company has established an irrevocable rabbi trust to hold assets separate from other general corporate assets for the purpose of paying future participant obligations. The assets of the trust remain available to the general creditors of the Company. Executives are permitted to elect to defer up to fifty percent (50%) of their base salary, one hundred percent (100%) of their annual cash incentive bonus, one hundred percent (100%) of their SVP award payments and one hundred percent (100%) of RSU awards. Participants are one hundred percent (100%) vested in the participant deferrals and related earnings.

Participant accounts are credited with a rate of return (positive or negative) based upon the investment crediting options selected by the participant. The DC Plan makes available a menu of market-based investment options, which represent a broad range of asset classes, including shares of the Company’s common stock. Although not required, the Company makes investments in the DC Plan trust that generally correspond to the investment crediting options selected by the executive. Except for crediting based upon the Company’s common stock, the executive can elect to change investment options daily. Participant accounts are determined in relation to the market value of each selected investment option. All investments are market-based and do not provide an above market interest component. Participant accounts based on shares of the Company’s common stock are credited for dividends at the same rate as paid to common shareholders.

Participants who retire on or after reaching age fifty (50) will receive their DC Plan account balance based upon their election either in a full or by partial lump sum payment, and/or by annual installments of two (2) to fifteen (15) years, if the participant has completed three years of service with the Company. Participants who terminate employment other than by retirement, death or disability will receive the undistributed portion of their account balance in a lump-sum payment. In the event of the participant’s death, the participant’s designated beneficiary will receive the undistributed portion of their account balance in a lump-sum payment. Participants may also elect to receive some or all of a particular year’s deferral and related earnings prior to retirement or termination of employment in the form of a lump-sum payment or in up to five (5) annual installments. Subject to approval by the DC Plan Administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from a vested account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Performance Share Plan.  Under the PSP, awards are made in the form of performance units, each of which is equivalent to one share of the Company’s common stock. As discussed in the Compensation Discussion and Analysis section of this proxy statement, the awards have variable vesting provisions over a five (5) year term based upon the achievement of certain FFO per-share targets for the Company. Awards are not paid until retirement or termination of employment, and thus are considered deferred compensation. Dividends are paid on the awards in cash or additional performance units, at the election of the participant. Dividends are paid at the same per-share amount as paid to common shareholders. The vested value of performance units for each named executive officer is included in the aggregate balance column in the table below. Vested performance units are valued at $26.08 per unit, the closing price of the Company’s common stock on December 31, 2007.

1995 Dividend Increase Unit Plan.  The Company granted awards under the DIU Plan from 1995 through 2004. DIUs vested over a five-year period at twenty percent (20%) per year and, once vested, are exercisable at the participant’s election. The value of each DIU at the date of exercise is determined by calculating the Dividend Yield at the date the DIU was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such Dividend Yield. The valuation of each executive’s DIUs is determined in the same manner and rate as for all employee participants in the DIU Plan. Distribution of a participant’s benefits under the plan is made in cash. DIUs not exercised within 10 years of the date of grant are forfeited. As discussed in the Compensation Discussion and Analysis section of this proxy statement, outstanding and unvested DIUs as of January 1, 2005 and not deferred under the DC Plan were considered deferred compensation that did not comply with Section 409A of the Code. Such non-compliant DIUs were replaced with a substitute award under the DIURP. Except for DIUs elected by the executive to be deferred under the DC Plan, all outstanding DIUs are fully vested as of December 31, 2007. The vested value based upon the current annual dividend rate of $1.92 per share of outstanding DIUs at December 31, 2007 is included in the aggregate balance column in the table below.

The following table sets forth certain information as of December 31, 2007 regarding deferred compensation plans available to each of the named executive officers:

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)	($)(2)	($)(3)	($)(4)

Dennis D. Oklak	1,031,220	—	(689,841)	(4,248)	4,652,677
Matthew A. Cohoat	78,805	—	(92,256)	(443)	659,579
Robert M. Chapman	331,398	—	(185,458)	(142,669)	2,743,917
Howard L. Feinsand	393,159	—	31,320	—	2,919,760
Steven R. Kennedy	74,561	—	(72,526)	—	786,411

(1)	Executive contributions to nonqualified deferred compensation during 2007 are summarized in the following table:

			Dividend		Total Executive
	Executive Deferred	Performance	Increase	Restricted	Contributions in
	Compensation Plan	Share Plan	Unit Plan	Stock Units	2007
Named Executive Officer	($)(a)	($)(b)	($)(c)	($)(d)	($)

Dennis D. Oklak	935,356	95,864	—	109,983	1,031,220
Matthew A. Cohoat	—	74,561	4,244	—	78,805
Robert M. Chapman	229,408	85,213	16,777	38,604	331,398
Howard L. Feinsand	356,136	26,629	10,394	26,071	393,159
Steven R. Kennedy	—	74,561	—	—	74,561

(a)	Mr. Chapman deferred $38,769 of his 2007 salary, which is included as compensation in the Summary Compensation Table for 2007. Also, Mr. Oklak, Mr. Chapman and Mr. Feinsand deferred $825,373, $152,035, and $330,065 respectively, of compensation earned in 2006 but payable in 2007, which was reported in the Summary Compensation Table for 2006 or would have been so reported if the officer had been a Named Executive Officer in such year. Additionally, Mr. Oklak, Mr. Chapman and Mr. Feinsand deferred $109,983, $38,604 and $26,071 respectively, of the value of restricted stock units vesting during 2007. The fair value of such awards as reported in the Company’s financial statements was reported in the summary compensation table over the life of the award.

(b)	Represents the value of performance units vesting during 2007. Performance units are payable in shares of the Company’s common stock upon retirement or termination and are reported in the Summary Compensation Table in the year earned.

(c)	Represents the deferred portion of the DIU vested value reported as non-equity incentive plan compensation in the Summary Compensation Table.

(d)	Represents the value of deferred RSUs vesting during 2007. RSUs are payable in shares of the Company’s common stock upon vesting, unless deferred into the DC Plan. The fair value of such awards as reported in the Company’s financial statements was reported in the Summary Compensation Table over the life of the award.

(2)	Represents the aggregate earnings from participation in the nonqualified deferred compensation plans, as summarized in the following table. Aggregate earnings on all nonqualified deferred compensation balances are not includable in the Summary Compensation Table disclosure above.

			Dividend
	Executive Deferred	Performance	Increase	Restricted
	Compensation Plan	Share Plan	Unit Plan	Stock Units	Total Aggregate
Name	($)(a)	($)(b)	($)(c)	($)(d)	Earnings in 2007

Dennis D. Oklak	(431,400)	(285,985)	27,554	(46,708)	(689,841)
Matthew A. Cohoat	25,808	(125,800)	7,736	—	(92,256)
Robert M. Chapman	7,046	(241,052)	62,640	(16,394)	(185,458)
Howard L. Feinsand	168,373	(169,171)	32,118	(11,072)	31,320
Steven R. Kennedy	46,691	(125,800)	6,583	—	(72,526)

(a)	Represents the aggregate earnings from participant accounts based upon investment crediting options selected by the named executive officer under the DC Plan. The amount also includes the quarterly dividends earned on deferred RSUs and the decrease in value of the RSUs resulting from the change in value of the Company’s common stock.

(b)	Represents the quarterly dividends earned on vested PSP units and the decrease in value of the PSP units resulting from the change in value of the Company’s common stock.

(c)	Represents the increase in DIU vested value during 2007 resulting from the Company’s increase in the annual dividend from $1.90 to $1.92 per common share.

(d)	Represents the quarterly dividends earned on deferred RSUs and the decrease in value of the RSUs resulting from the change in value of the Company’s common stock.

(3)	Represents a reduction in the participant’s deferred compensation upon exercise of vested DIUs. The amounts for Mr. Oklak and Mr. Cohoat represent FICA taxes withheld on DIUs that were exercised and deposited into the DC Plan. The amount for Mr. Chapman represents the value of DIUs exercised and paid.

(4)	The aggregate balance at December 31, 2007 includes the following amounts of employee contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year:

Named Executive Officer	Total ($)

Dennis D. Oklak	3,873,852
Matthew A. Cohoat	605,774
Robert M. Chapman	2,315,757
Howard L. Feinsand	2,025,029
Steven R. Kennedy	651,584

Other Potential Post-Employment Payments

On December 18, 2007, the Company and its named executive officers entered into letter agreements regarding executive severance payments, which provide for separation payments upon the termination of such named executive officer’s employment under various conditions. The Company entered into these agreements as a means of protecting the business interests of the Company by conditioning the right of a terminated officer to receive the severance benefits upon each officer’s compliance with a number of post-termination restrictive covenants, including covenants not to solicit our customers or employees, not to go to work for our competitors, and not to disclose our confidential information and trade secrets.

The level of severance pay depends upon the circumstances of the officer’s termination of employment. For example, if the officer were terminated by the Company without “cause” and not in connection with a “change in control” of the Company (each of which terms are defined in the severance agreements), then the officer would be entitled to a severance payment equal to two times (2X) the sum of his or her base salary and annual cash incentive bonus for services performed in the prior year, payable over a 24-month period. If the officer terminated his or her employment voluntarily, then the severance payment would equal one times (1X) his or her base salary for the prior year, payable over a 12-month period. If the officer were terminated for “cause,” then the severance payment would be $10,000, payable over a two-month period.

Regardless of the reason for termination of an officer’s employment, that officer’s right to the severance payments would stop if and when he or she violated any of the post-employment restrictive covenants in the agreement. By tying the right to receive severance to compliance with the restrictive covenants, we are able to provide a strong financial incentive for the former officer not to compete with us, not to disclose our confidential information and not to solicit our employees and customers. We believe that having these covenants in place and increasing the likelihood that they will be honored is a tangible benefit to our shareholders.

The severance agreements provide the highest severance payment (three times (3X) the sum of salary and annual cash incentive bonus for services performed in the prior year, payable over a 24-month period) in the case of the Company’s termination of the executive’s employment within one year after a change in control of the Company’s or in the case of the executive’s resignation of employment for “good reason” (as defined in the severance agreements). It is natural, in the face of a pending change in control, for executives to be concerned and distracted by uncertainty as to their ongoing role in the organization after the transaction. The Company recognizes the importance of reducing the risk that these personal concerns could influence our executive officers when considering strategic opportunities that may include a change in control of the Company. The Company believes that the enhanced severance payments in the case of a change in control appropriately balances the potential harm to the Company from distraction or loss of key executives in connection with a potential corporate transaction that could benefit our shareholders.

The following table shows the amounts that would be payable to the named executive officers under the Severance Agreements under various termination scenarios using 2007 Base Pay as if the termination occurred on December 31, 2007. The severance agreements do not include tax gross-up provisions and all payments made to the executives will be net of applicable withholdings.

				Executive Leaves
		Termination by		for “Good Reason”
	Executive Leaves	Company without		or Termination by
	Voluntarily with No	Cause and with No	Termination by	Company upon Change
	Change in Control	Change in Control	Company for Cause	in Control
Named Executive Officer	($)	($)	($)	($)

Dennis D. Oklak	696,154	3,618,168	10,000	5,427,252
Matthew A. Cohoat	348,077	1,603,522	10,000	2,405,283
Robert M. Chapman	387,692	1,878,654	10,000	2,817,981
Howard L. Feinsand	313,846	1,388,984	10,000	2,083,476
Steven R. Kennedy	313,846	1,370,084	10,000	2,055,126

The Company does not provide any post employment healthcare, or other benefits, including perquisites to executive officers.

Change in Control Provisions Under Other Agreements

The Company’s long-term compensation plans generally provide that a Change in Control occurs upon the occurrence of any of the following: (1) when the incumbent Board of Directors of the Company ceases to constitute a majority of the Board of Directors; (2) except in the case of certain issuances or redemptions of stock or the acquisition of stock by any employee benefit plan sponsored by the Company, when any person acquires a twenty-five percent (25%) or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the Company; (3) the consummation of a reorganization, merger, consolidation, statutory share exchange, or other corporate transaction, unless (a) the beneficial owners of the Company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the Company, (b) no person acquires a twenty-five percent (25%) or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the Company, and (c) at least a majority of the members of the board of directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction; (4) the approval by the shareholders of the Company of a complete liquidation or dissolution; or (5) the Company’s ownership interest in Duke Realty Limited Partnership is reduced below fifty percent (50%).

Upon the occurrence of a Change in Control of the Company, each named executive officer is entitled to full vesting of all of his outstanding equity and non-equity awards as follows: (1) stock options; (2) SVP awards; (3) DIU awards; (4) DIURP awards; (5) RSUs; and (6) PSP awards, as if all performance and vesting conditions had been achieved.

All outstanding equity and non-equity awards are payable as follows upon the occurrence of a Change in Control of the Company: (1) all outstanding stock options will become fully exercisable within the term of the option; (2) SVP awards are payable within 90 days after the Change in Control in the form of shares of the Company’s common stock equal to the greater of the original target award value, or the value of the award on the date of the Change in Control; (3) the value of DIU and DIURP awards are payable in the form of a lump sum cash payment within 90 and 60 days after the Change in Control, respectively; (4) RSUs are payable in shares of the Company’s common stock within 60 days following the effective date of the Change in Control; and (5) the value of all PSP awards are payable in shares of the Company’s common stock within 60 days after the Change in Control. However, to the extent required to comply with Section 409A of the Code, the payment of an award may be delayed until six (6) months after the executive’s separation from service.

The following table shows the total additional value of the awards that would be payable to each of the named executive officers under the accelerated vesting provisions of these agreements if their employment were terminated as a result of a Change in Control. Award values were determined at $26.08 per share, the closing price of the Company’s stock on December 31, 2007.

				Performance	Dividend
	Stock	Shareholder	Restricted	Share Plan	Increase
	Options	Value Awards	Stock Units	Units	Units	Total
Named Executive Officer	($)(1)	($)(2)	($)(3)	($)(3)	($)(3)	($)

Dennis D. Oklak	9,774	526,399	681,940	125,953	24,661	1,368,727
Matthew A. Cohoat	1,551	184,021	228,096	97,963	5,513	517,144
Robert M. Chapman	6,722	194,505	330,408	111,958	18,563	662,156
Howard L. Feinsand	3,413	123,254	196,539	34,987	8,612	366,805
Steven R. Kennedy	1,551	136,868	182,325	97,963	5,513	424,220

(1)	Represents in-the-money value of unvested stock options.

(2)	Represents the greater of the original target value or the value of these awards at December 31, 2007.

(3)	Represents the value of the applicable unvested awards.

Retirement Provisions Under Other Agreements

The named executive officers are entitled to accelerated vesting or payouts under various compensation programs upon their retirement on or after reaching age fifty-five (55) and, for certain awards, subject to completion of at least ten (10) years of service to the Company. Under the terms of their respective plans, stock options, RSU, SVP, PSP, DIU and DIURP awards continue vesting as if the executive officer had remained an employee of the Company. As consideration for the extended vesting period for awards under the 2005 Long-Term Incentive Plan, the Executive Compensation Committee may request that the executive officer enter into a non-competition agreement at retirement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about our common stock that may be issued, whether upon the exercise of options, warrants and rights or otherwise, under our existing equity compensation plans.

	Number of Securities		Number of Securities Remaining
	to be Issued Upon	Weighted-Average	Available for Future Issuance
	Exercise of	Exercise Price of	Under Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (A))
Plan Category	(A)	($)(B)	(C)

Equity compensation plans approved by security holders	5,850,956	29.8435	9,949,314
Equity compensation plans not approved by security holders	—	—	—
Total	5,850,956	29.8435	9,949,314

OWNERSHIP OF COMPANY SHARES

The following table sets forth the beneficial ownership of shares of common stock as of February 22, 2008 for each person or group known to the Company to be holding more than five percent (5%) of such common stock and for each director and named executive officer, and for the directors and executive officers of the Company as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC.

	Shares	Stock Options
	Beneficially	Upon Exercise of		Percent of
Beneficial Owner	Owned(1)	Shares Issuable	Total	Shares

Dennis D. Oklak(2)	61,106	244,743	305,849	*
Robert M. Chapman(3)	41,131	229,800	270,931	*
Matthew A. Cohoat(4)	75,448	67,273	142,721	*
Steven R. Kennedy(5)	46,406	61,746	108,152	*
Howard L. Feinsand	35,614	117,061	152,675	*
Barrington H. Branch	20,419	12,351	32,770	*
Geoffrey Button	65,719	20,069	85,788	*
William Cavanaugh III	29,109	9,778	38,887	*
Ngaire E. Cuneo	34,893	20,069	54,962	*
Charles R. Eitel	8,834	4,632	13,466	*
R. Glenn Hubbard, Ph.D.	940	—	940	*
Martin C. Jischke, Ph.D.	919	3,087	4,006	*
L. Ben Lytle	29,931	20,069	50,000	*
William O. McCoy(6)	45,476	19,451	64,927	*
Jack R. Shaw(7)	2,206	6,175	8,381	*
Robert J. Woodward, Jr.	13,938	9,777	23,715	*
All directors and executive officers as a group (16 persons)	512,089	846,081	1,358,170	*
The Vanguard Group, Inc.(8)	8,777,853	—	8,777,853	6.00%
Barclays Global(9)	9,594,517	—	9,594,517	6.56%
Morgan Stanley(10)	9,434,668	—	9,434,668	6.45%

*	Less than one percent (1%)

(1)	Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the Common Shares reported in this column to be owned by such person.

(2)	Includes 29,416 shares owned by family members.

(3)	Includes 4,650 shares owned by family members.

(4)	Includes 61,752 shares owned jointly with a family member, which includes 24,810 shares that are pledged as security for indebtedness. Also, includes 1,178 shares owned by other family members.

(5)	Includes 20,751 shares owned by family members.

(6)	Includes 15,599 shares owned by family members.

(7)	Includes 671 shares owned by family members.

(8)	The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. This information was obtained from Schedule 13G filed with the SEC.

(9)	The aggregate number of shares owned by affiliates of Barclays Funds are reported. The principal mailing address of Barclays is 45 Fremont Street 17th Floor, San Francisco, CA 94105. This information was obtained from Schedule 13G filed with the SEC.

(10)	The address of Morgan Stanley is 1585 Broadway, New York, NY 10036. This information was obtained from Schedule 13G filed with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s directors and executive officers and persons who beneficially own more than ten percent (10%) of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock, including derivatives of the Company’s common stock. Officers, directors and greater-than-10%-beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during the year ended December 31, 2007, except that one late Form 4 filing for each of Messrs. Oklak, Chapman, Cohoat, Feinsand, and Kennedy to report the receipt of awards granted under the Company’s 2005 Long-Term Incentive Plan and vesting of restricted stock units; one late Form 4 filing for Mr. Chapman to report shares of Company common stock acquired and swapped in an option exercise; and one late Form 4 filing for Ms. Cuneo and each of Messrs. Branch, Button, Cavanaugh, Eitel, Hubbard, Jischke, Lytle, Shaw and Woodward to report the vesting and receipt of restricted stock units granted under the Company’s 2005 Non-Employee Directors Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors of the Company reviews all material proposed transactions between the Company and related parties. The Company currently does not have any such transactions to report.

PROPOSAL TWO: RATIFICATION OF REAPPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions and broker non-votes are counted towards a quorum, but will not be treated as a vote against the reappointment and, accordingly, will have no effect on the majority vote required.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2008.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in the Company’s proxy statement. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2009 annual meeting of shareholders must submit his or her proposal to the Company in writing on or before November 19, 2008, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement. Proposals must comply with all applicable SEC rules. If a shareholder wishes to present a proposal at the 2009 annual meeting, whether or not the proposal is intended to be included in the 2009 proxy material, the by-laws require that the shareholder give advance written notice to the Company’s Secretary not less than 60 nor more than 90 days prior to the anniversary of the Annual Meeting. If a shareholder is permitted to present a proposal at the 2009 annual meeting but the proposal was not included in the 2009 proxy material, the Company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after February 2, 2009, which is 45 calendar days prior to the one-year anniversary of the mailing of this proxy statement.

ANNUAL REPORT

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2007 is available via the SEC’s website at www.sec.gov. Additionally, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 may be obtained, free of charge, by any shareholder by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240 or by calling our Investor Relations Department at (317) 808-6000.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  Whether or not you plan to attend the meeting, you are urged to vote your proxy.

By order of the Board of Directors,

Howard L. Feinsand
Executive Vice President, General Counsel and
Corporate Secretary

Indianapolis, Indiana
March 19, 2008

DUKE REALTY CORPORATION
PROXY
600 EAST 96th STREET, SUITE 100
INDIANAPOLIS, INDIANA 46240
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Dennis D. Oklak and Howard L. Feinsand, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 30, 2008, at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, and at any adjournment or postponement thereof.
To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible. You may also vote on the Internet or by e-mail by following the instructions on page 3 of the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to be Held on April 30, 2008
This proxy statement and the Company’s Annual Report of Form 10-K are available at http://www.dukerealty.com/2008annual meeting.
(Continued on the reverse side)
REVOCABLE PROXY

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here /x/
1.	Proposal to elect twelve directors for a term of one year.

/ /	FOR ALL NOMINEES	NOMINEES:
		O	Barrington H. Branch
		O	Geoffrey Button
/ /	WITHHOLD AUTHORITY FOR	O	William Cavanaugh III
	ALL NOMINEES	O	Ngaire E. Cuneo
		O	Charles R. Eitel
/ /	FOR ALL EXCEPT	O	R. Glenn Hubbard, Ph.D.
	(See instruction below)	O	Martin C. Jischke, Ph.D.
		O	L. Ben Lytle
		O	Dennis D. Oklak
		O	William O. McCoy
		O	Jack R. Shaw
		O	Robert J. Woodward, Jr.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES.”

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the reappointment of KPMG LLP as its independent registered public accounting firm.	/ /	/ /	/ /
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS ONE AND TWO.
The undersigned acknowledges receipt from Duke Realty Corporation of, prior to the execution of this proxy, a notice of the meeting, a proxy statement, and an annual report to shareholders.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE		DATE

SIGNATURE		DATE

(SIGNATURE IF HELD JOINTLY)
NOTE: Please sign exactly as name appears above. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.